Exhibit 10.1

EIGHTH AMENDMENT TO THE AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

THIS EIGHTH AMENDMENT TO THE AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT dated as of October 16, 2020 (this “Agreement”) is entered into among The Providence Service Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, entered into that certain Amended and Restated Credit and Guaranty Agreement dated as of August 2, 2013 (as amended by that certain First Amendment and Consent dated as of May 28, 2014, by that certain Second Amendment and Consent dated October 23, 2014, by that certain Third Amendment and Consent dated September 3, 2015, by that certain Fourth Amendment and Consent dated August 28, 2016, by that certain Fifth Amendment dated as of June 7, 2018, by that certain Sixth Amendment dated as of July 12, 2019, and by that certain Seventh Amendment dated as of May 6, 2020, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Credit Agreement.

(a)     Section 1.01. The following definitions in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

(i)     The definition of “Applicable Rate” is hereby amended and restated in its entirety to read as follows: “Applicable Rate” means with respect to Revolving Loans, the Term Loan, Swing Line Loans, Letters of Credit Fees and the Commitment Fee, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Tier	Consolidated Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans
1	> 3.75:1.0	0.500%	3.50%	3.50%	2.50%
2	< 3.75:1.0 but ≥ 3.25:1.0	0.375%	3.25%	3.25%	2.25%
3	< 3.25:1.0 but ≥ 2.75:1.0	0.350%	2.75%	2.75%	1.75%
4	< 2.75:1.0	0.350%	2.25%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(a), then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Eighth Amendment Effective Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the first full fiscal quarter ending after the Eighth Amendment Effective Date shall be determined based upon Pricing Tier 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

(ii)     The definition of “Excluded Subsidiary” is hereby amended as follows: (i) the “and” appearing at the end of clause (f) is hereby deleted and replaced with a “,”, (ii) the “.” appearing at the end of clause (g) is hereby deleted and replaced with “, and”, and (iii) new clause (h) is inserted thereof to read “(h) any Escrow Issuer”.

(iii)     The definition of “Funded Indebtedness” is hereby amended to add the following sentence at the end thereof: “Notwithstanding the foregoing, Escrow Notes, and all related Escrow Funds, shall not constitute Funded Indebtedness, and shall be disregarded for purposes of calculation of Consolidated Interest Coverage Ratio, Consolidated Interest Charges, Consolidated Leverage Ratio and Consolidated Net Leverage Ratio until such Escrow Funds are released from the Escrow Account for the benefit of the Borrower and its Restricted Subsidiaries, in each case, so long as (i) such Escrow Funds remain in an Escrow Account and (ii) the release of the proceeds thereof to the Borrower and its Restricted Subsidiaries is contingent upon the consummation of the Socrates Acquisition (and, if the Escrow Notes Indenture is terminated prior to the consummation of the Socrates Acquisition or if the Socrates Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Restricted Subsidiaries in respect of such Indebtedness).”

(iv)     The definition of “Maturity Date” is hereby amended and restated in its entirety as follows: “Maturity Date” means August 2, 2023; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

(v)     The definition of “Relevant Governmental Body” is hereby amended and restated in its entirety as follows: “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

(vi)     The definition of “SOFR” is hereby amended and restated in its entirety as follows: “SOFR” means, with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

(vii)     The definition of “Successor Rate Conforming Changes” is hereby amended and restated in its entirety as follows: “Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

(b)     Section 1.01. The definition of “SOFR-Based Rate” is hereby deleted in its entirety.

(c)     Section 1.01. The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Additional Escrow Amount” means an amount equal to (a) all interest that could accrue on any Escrow Notes from and including the date of issuance thereof to and including the date of any potential mandatory redemption to occur if the proceeds of such Escrow Notes are not released from the applicable Escrow Account, plus (b) the amount of any original issue discount on such Escrow Notes, plus (c) all fees and expenses that are incurred in connection with the issuance of such Escrow Notes and all fees, expenses or other amounts payable in connection with any redemption of such Escrow Notes.

“Eighth Amendment Effective Date” means October 16, 2020.

“Escrow Account” means a deposit or securities account at a financial institution selected by the Borrower (any such institution, an “Escrow Agent”) into which any Escrow Funds are deposited.

“Escrow Account Documents” means the agreement(s) governing an Escrow Account and any other documents entered into in order to provide the applicable Escrow Agent (or its designee) Liens on the related Escrow Funds.

“Escrow Agent” has the meaning set forth in the definition of the term “Escrow Account”.

“Escrow Funds” means the sum of (a) the proceeds of any Escrow Notes, plus (b) the related Additional Escrow Amount, plus (c) so long as they are retained in an Escrow Account, any income, proceeds or products of the foregoing.

“Escrow Issuer” means a Subsidiary of the Borrower established for the purpose of, and having no business activities other than, issuing the Escrow Notes, receiving and holding the proceeds thereof (and any Additional Escrow Amount) in the Escrow Account, performing its obligations under the Escrow Notes Documents (including, if necessary, redeeming the Escrow Notes), performing its obligations in respect of the Socrates Acquisition, and activities reasonably related thereto.

“Escrow Notes” means debt securities of the Borrower (or, prior to consummation of the Socrates Acquisition, of an Escrow Issuer, if applicable) issued after the Eighth Amendment Effective Date; provided that the net proceeds of such debt securities are deposited into an Escrow Account upon the issuance thereof.

“Escrow Notes Documents” mean the Escrow Notes Indentures, the Escrow Account Documents and any other documents entered into by the Borrower (and/or an Escrow Issuer, if applicable) in connection with any Escrow Notes.

“Escrow Notes Indentures” means the indenture(s) pursuant to which any Escrow Notes shall be issued.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LCT Election” has the meaning provided in Section 1.11.

“LCT Test Date” has the meaning provided in Section 1.11.

“Licensed Entity” has the meaning specified in the definition of Transition Period.

“Limited Condition Acquisition” means (i) the Socrates Acquisition and (ii) any other Acquisition by the Borrower or any Restricted Subsidiary the consummation of which is not conditioned on the availability of financing.

“Permitted Junior Debt” means (i) Socrates Acquisition Indebtedness and (ii) (x) subordinated Indebtedness issued or incurred by the Borrower or a Restricted Subsidiary and (y) senior unsecured Indebtedness issued or incurred by the Borrower or a Restricted Subsidiary, provided, that in the case of each of clauses (ii)(x) and (y), (1) the terms of such Indebtedness do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, scheduled mandatory redemption or scheduled sinking fund obligation prior to the date that is 91 days after the Maturity Date (provided that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (2) the terms of such Indebtedness do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, as reasonably determined in good faith by the Borrower, (3) the terms of such Indebtedness provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt, as reasonably determined in good faith by the Borrower, (4) subject to Section 1.11, no Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, and (5) subject to Section 1.11, the Borrower shall have delivered a certificate to the Administrative Agent demonstrating that the Borrower is in compliance with the financial covenants contained in Section 8.11 as of the most recent fiscal quarter end for which financial statements were required to be delivered pursuant to Section 7.01(a) or 7.01(b), determined on a Pro Forma Basis after giving effect to the incurrence of any such Indebtedness (assuming for such calculation that such Indebtedness is fully drawn and excluding the proceeds of such Indebtedness).

“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(b).

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:

(a)     the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(b)     the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Replacement Date” has the meaning specified in Section 3.03(b).

“Socrates Acquisition” means the acquisition of OEP AM Holdings, LLC, as publicly announced by the Borrower on September 29, 2020.

“Socrates Acquisition Costs” has the meaning specified in Section 5.02.

“Socrates Acquisition Indebtedness” means (i) (x) senior unsecured bridge loans of the Borrower in an aggregate principal amount not to exceed $600,000,000, including, at the maturity thereof, rollover extended senior unsecured term loans and (y) any exchange notes issued to refinance such bridge loans or extended term loans or (ii) senior unsecured (other than Liens described in clauses (aa) and (bb) of Section 8.01) debt securities, including any Escrow Notes, of the Borrower (and/or of an Escrow Issuer, if applicable) in an aggregate principal amount not to exceed $600,000,000 and, in each case, Guarantees of such Indebtedness provided by Subsidiaries of the Borrower.

“Subsequent Transaction” has the meaning provided in Section 1.11.

“Transition Period” means, with respect to any Subsidiary that is subject to an “affidavit of no control” or similar filing with any Governmental Authority (a “Licensed Entity”), the period commencing on the date of Acquisition of such Subsidiary and ending on the date that such “affidavit of no control” or similar filing is no longer outstanding.

(d)     Section 1.03.     Section 1.03(c) is hereby amended and restated in its entirety as follows:

Calculations. Notwithstanding the above, subject to Section 1.11, the parties hereto acknowledge and agree that all calculations of the Consolidated Leverage Ratio and Consolidated Net Leverage Ratio (including for purposes of determining the Applicable Rate) and the financial covenants in Section 8.11 shall be made on a Pro Forma Basis.

(e)     Section 1.11. A new Section 1.11 is hereby added to the Credit Agreement to read as follows:

1.11     Limited Condition Transactions. As it relates to any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or financial test,

(b) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated Adjusted EBITDA) or,

(c) testing whether a Default or Event of Default has occurred or would result therefrom,

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder and any such Default or Event of Default exists shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCT Test Date”), and if, after giving effect to the Limited Condition Acquisition on a Pro Forma Basis (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recently ended Test Period prior to the LCT Test Date), the Borrower or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with or if no such Default or Event of Default shall exist on such LCT Test Date then such condition shall be deemed satisfied on the date of consummation of such LCT Test Date for purposes of clause (c) above; provided, that, if financial statements for one or more subsequent fiscal periods shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition or at or prior to the consummation of the relevant transaction or any Default or Event of Default has occurred and is continuing on the date of such Limited Condition Acquisition, such baskets, tests or ratios or requirement will not be deemed to have failed to have been complied with as a result of such circumstance; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction permitted hereunder (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) solely in the case of a Subsequent Transaction constituting a Restricted Payment, assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

(f)     Section 3.03. Section 3.03(b) is hereby amended and restated in its entirety to read as follows:

(b)     Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)     adequate and reasonable means do not exist for ascertaining the Applicable Reference Rate for an Applicable Currency for any requested Interest Period, including, without limitation, because the Screen Rate for such Applicable Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)     the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which (x) the Applicable Reference Rate for an Applicable Currency or the Screen Rate for an Applicable Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Applicable Currency or (y) the administrator of the Screen Rate for an Applicable Currency will be insolvent, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Applicable Reference Rate for such Applicable Currency after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)     the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement announcing that all Interest Periods and other tenors of the Applicable Reference Rate for an Applicable Currency are no longer representative; or

(iv)     syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Applicable Reference Rate for an Applicable Currency,

then, in the case of clauses (i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date,

(A)      the Applicable Reference Rate for the Dollars will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x)     Term SOFR plus the Related Adjustment; and

(y)      SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Borrower and Administrative Agent may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for Dollars under this Agreement and under any other Loan Document in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;

provided that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjusted Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment; and

(B)     with respect to any Applicable Currency other than Dollars, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for the Applicable Currency in accordance with this Section 3.03 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (each, an “Adjustment;” and any such proposed rate, an “Applicable Successor Rate” and together with the LIBOR Successor Rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Revolving B Lenders have delivered to the Administrative Agent written notice that such Required Revolving B Lenders object to such amendment. If no Applicable Successor Rate has been determined for the Applicable Currency and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a Replacement Date and (z) the Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 1.00%, the Successor Rate will be deemed to be 1.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “Successor Rate.”

(g)     Section 3.03. A new clause (c) and a new clause (d) are hereby added to Section 3.03 of the Credit Agreement to read as follows:

(c)     Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 3.03(b)(i)-(iii) with respect to an Applicable Reference Rate for an Applicable Currency, as applicable, if the Administrative Agent determines that a Successor Rate is not available (or in the case of the LIBOR Successor Rate, none of the LIBOR Successor Rates are available) on or prior to the Replacement Date, (ii) if the events or circumstances described in Section 3.03(b)(iv) have occurred with respect to an Applicable Reference Rate for an Applicable Currency but a Successor Rates is not available (or in the case of the LIBOR Successor Rate, none of the LIBOR Successor Rates are available), or (iii) if the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the Successor Rate then in effect for an Applicable Currency and the Administrative Agent determines that the Successor Rate is not available (or in the case of the LIBOR Successor Rate, none of the LIBOR Successor Rates are available), then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for the Applicable Currency or any then current Successor Rate for such Applicable Currency at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, in accordance with this Section 3.03 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders (or in the case of an Alternative Currency, the Required Revolving B Lenders) have delivered to the Administrative Agent written notice that such Required Lenders (or in the case of an Alternative Currency, the Required Revolving B Lenders) object to such amendment.

(d)      If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no Successor Rate has been determined for an Applicable Currency in accordance with clauses (b) or (c) of this Section 3.03 and the circumstances under clauses (b)(i) or (b)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in each such Applicable Currency shall be suspended, (to the extent of the affected Eurocurrency Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate, until the Successor Rate has been determined in accordance with clauses (b) or (c). Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in each such affected Applicable Currency (to the extent of the affected Eurocurrency Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein and (ii) any outstanding affected Eurocurrency Rate Loans denominated in an Alternative Currency shall be prepaid at the end of the applicable Interest Period in full.

(h)     Section 5.02.     Section 5.02 is hereby modified by adding the following sentence at the end thereof:

Notwithstanding anything to the contrary contained herein or in any other Loan Document, if any portion of the Aggregate Revolving Commitments are utilized to pay a portion of the purchase price in connection with the Socrates Acquisition and/or to pay the fees, costs and expenses incurred in connection with the Socrates Acquisition, including, for the avoidance of doubt, to pre-fund interest on the proceeds of notes funded into escrow (the “Socrates Acquisition Costs”), for purposes of the borrowing of such Revolving Loans in an amount not to exceed the Socrates Acquisition Costs, (x) the only representations and warranties the accuracy of which shall be a condition precedent to the funding of the Socrates Acquisition Costs in Loans hereunder are those set forth in Sections 6.01 (only with respect to subclauses (a) and (b)(ii) thereof and with respect to subclause (b)(ii) exclusive of requisite governmental licenses, authorizations, consents and approvals), 6.02 (exclusive of subclauses (b) and (d) thereof), 6.04, 6.07(b) (only with respect to Events of Default pursuant to Section 9.01(a), 9.01(f) and (g)) 6.14, 6.18, 6.19 (subject to any post-closing periods provided for perfection of the Administrative Agent’s security interest in the Collateral), 6.27 and 6.28 and (y) the requirements set forth in Section 5.02(b) shall be satisfied if no Event of Default under Section 9.01(a), 9.01(f) or 9.01(g) exists or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(i)     Section 7.12. Section 7.12(b) is hereby modified by adding the following proviso at the end thereof:

; provided, however, with respect to any Licensed Entity, the obligation to cause such Person to become a Guarantor hereunder shall be deferred until the end of the Transition Period applicable to such Licensed Entity (it being agreed that any such Licensed Entity may elect to become a Guarantor during the Transition Period).

(j)     Section 8.01. Section 8.01 is hereby amended as follows: (i) the “and” appearing at the end of clause (y) is hereby deleted, (ii) the “.” appearing at the end of clause (z) is hereby deleted and replaced with “;” in lieu thereof; and (iii) new clauses (aa) and (bb) are hereby added to read as follows:

(aa)     Liens on Escrow Funds in favor of any Escrow Agent; and

(bb)     Liens on Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, including in respect of amounts borrowed hereunder, in Escrow Accounts for purposes of financing a portion of the Socrates Acquisition.

(k)     Section 8.02. Section 8.02(g) is hereby amended and restated in its entirety as follows:

(g)     Permitted Acquisitions, the Matrix Acquisition and the Socrates Acquisition.

(l)     Section 8.03. Section 8.03 is hereby amended to (i) delete the “and” appearing at the end of clause (v) thereof, (ii) amending and restating clause (w) as follows: “the Socrates Acquisition Indebtedness;” and (iii) adding the following clauses (x) and (y) as follows:

(x)      Permitted Junior Debt (other than the Socrates Acquisition Indebtedness); and

(y)     all Permitted Refinancing Indebtedness in respect of Indebtedness of the types referred to in clauses (b) through (h), clause (o), clauses (s) through (u) above, and clauses (w) and (x) above.

(m)     Section 8.09.

(i)

Section 8.09(a) is hereby amended by (i) deleting the “and” appearing after “Section 8.03(t)” and replacing it with “,” in lieu thereof and (ii) adding the following at the end thereof “and (14) documents in respect of any Permitted Junior Debt, including any Escrow Notes Documents, and the organizational documents of any Escrow Issuer”.

(ii)

Section 8.09(b) is hereby amended by (i) deleting the “and” appearing after “the Convertible Indebtedness Notes Documents” and replacing it with “,” in lieu thereof and (ii) adding the following at the end thereof “and (xi) documents in respect of any Permitted Junior Debt, including any Escrow Notes Documents, and the organizational documents of any Escrow Issuer”

(n)     Section 8.11. Section 8.11(a) is hereby amended and restated in its entirety as follows:

(a)     Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Period Ending	Maximum Consolidated Net Leverage Ratio
Eighth Amendment Effective Date through September 30, 2021 (or, if the Increase Period occurred, the last fiscal quarter of the Increase Period)	4.00 to 1.00
December 31, 2021 (or, if the Increase Period occurred, the first fiscal quarter ending after the Increase Period) and each fiscal quarter thereafter	3.50 to 1.00

Notwithstanding the foregoing, with respect to the four fiscal quarters ending after the consummation of the Socrates Acquisition (it being understood such four quarter period shall commence with the fiscal quarter in which in the Socrates Acquisition is consummated and such four quarter period shall be defined as the “Increase Period”), the Borrower shall not permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower during such four quarter period to be greater than 4.50 to 1.00.

(o)     Section 8.18. A new Section 8.18 is hereby added to the Credit Agreement to read as follows:

8.18     Prometheus. The parties hereto acknowledge that, as of the Eighth Amendment Effective Date, the Loan Parties’ interest in the Mercury Joint Venture is held through Prometheus Holdco, LLC (“Prometheus”), a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower. Notwithstanding anything to the contrary in Article VII or this Article VIII, (a) so long as substantially all of the assets of Prometheus consist of Equity Interests in the Mercury Joint Venture, Prometheus shall be deemed listed on Schedule 1.01(a) as of its date of formation, (b) the Loan Parties’ interest in the Mercury Joint Venture shall be permitted to be held through Prometheus, and (c) the provisions of Section 8.05(c), addressing Dispositions of the Loan Parties’ interest in the Mercury Joint Venture, shall apply also to a Disposition by Prometheus of its interest in the Mercury Joint Venture, and/or to a Disposition by the Loan Parties of their interest in Prometheus.

2.     Conditions Precedent. This Agreement shall be effective upon the satisfaction or waiver of the following conditions (the date of such satisfaction or waiver of such conditions being herein referred to as the “Eighth Amendment Effective Date”): (i) execution and delivery of counterparts hereof by the Borrower, the Guarantors, the Lenders and the Administrative Agent; (ii) receipt by the Administrative Agent of (x) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable (or, to the extent such Organization Documents have not been amended or modified since the Closing Date (or such later date when such Organization Documents were delivered to the Administrative Agent), a certification from a secretary or assistant secretary of such Loan Party that no amendments or modifications to such Organization Documents have been made since the Closing Date (or such later date when such Organization Documents were delivered to the Administrative Agent)), and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Eighth Amendment Effective Date, (y) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and (z) good standings or similar certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing and in good standing its state of organization or formation (to the extent the concept of good standing is applicable to such Loan Party under the laws of such jurisdiction), in each case dated as of a recent date; (iii) receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Eighth Amendment Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent; (iv) [reserved]; (v) the Administrative Agent shall have received, for the benefit of each Lender executing this Agreement (other than the Exiting Lender), a fee equal to 0.375% of such Lender’s Revolving Commitment and (vi) the Loan Parties having paid the reasonable and invoiced out-of-pocket costs and expenses of the Administrative Agent, including, without limitation, the reasonable and invoiced fees and expenses of Moore & Van Allen, PLLC.

3.      Agreement on Escrow Funds. Notwithstanding anything else to the contrary in the Credit Agreement or any other Loan Document, the parties hereto agree that any assets subject to a Lien described in clauses (aa) and (bb) of Section 8.01 of the Credit Agreement (as amended hereby), for so long as such assets shall be subject to such Lien, shall not constitute Collateral under the Credit Agreement or any Loan Document, and the Administrative Agent and the Secured Parties (as defined in the Security and Pledge Agreement) shall not be entitled to, and shall not have, a Lien thereon securing the Obligations.

4.      [Reserved].

5.      Miscellaneous.

(a) The Credit Agreement, Security Agreement and Pledge Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.

(b) Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents, and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents.

(c) The Borrower and the Guarantors hereby represent and warrant as follows:

(i) Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(ii) This Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

(iii) No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement other than (A) those approvals, consents, exemptions, authorizations or other actions, notices or filings, that have already been obtained, taken, given or made and are in full force and effect, (B) filings and recordings necessary to perfect and continue certain Liens on the Collateral created by the Collateral Documents and (C) recording of the transfer of registrations and applications for IP Rights upon foreclosure.

(d) The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date in which case they shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement and any other Loan Document may be executed and delivered by electronic means (including electronic image, facsimile, “.pdf”, “.tif” and “.jpeg”), and thereupon such agreement, certificate or instrument shall be treated in each case and in all manner and respects and for all purposes as an original agreement, certificate or instrument and shall be considered to have the same binding legal effect as if it were an original manually-signed counterpart thereof delivered in person. No party to this Agreement or any other Loan Document shall assert the fact that electronic means were used to make or deliver a signature, or the fact that any signature, agreement, certificate or instrument was created, transmitted or communicated through the use of electronic means, as a defense to the formation, effectiveness, validity or enforceability of any such agreement, certificate or instrument.

(f) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(g) EACH PARTY HERETO AGREES AS SET FORTH IN SECTION 11.15 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	THE PROVIDENCE SERVICE CORPORATION By: /s/ Kathryn Stalmack Name: Kathryn Stalmack Title: Senior Vice President, General Counsel and Secretary

GUARANTORS:

LOGISTICARE SOLUTIONS, LLC

By:     /s/ Kathryn Stalmack

Name:   Kathryn Stalmack

Title:     Senior Vice President, General Counsel and Secretary

Health Trans, Inc.

Red Top Transportation, Inc.

Ride Plus, LLC

ProvADO TECHNOLOGIES, LLC

CIRCULATION, INC.

National MedTrans, LLC

CALIFORNIA MEDTRANS NETWORK MSO LLC

CALIFORNIA MEDTRANS NETWORK IPA LLC

FLORIDA MEDTRANS NETWORK MSO LLC

FLORIDA MEDTRANS NETWORK LLC

METROPOLITAN MEDICAL TRANSPORTATION IPA, LLC

TRIMED, LLC

By:     /s/ Kathryn Stalmack

Name:     Kathryn Stalmack

Title:       Secretary

[Signature Page to Amendment]

administrative agent:	bank of america, n.a., as Administrative Agent By: /s/ Gavin Shak Name: Gavin Shak Title: Assistant Vice President

[Signature Page to Eighth Amendment to Amended and Restated Credit and Guaranty Agreement]

LENDERS:	bank of america, n.a., as a Lender, Swing Line Lender and L/C Issuer By: /s/ Heath B Lipson Name: Heath B Lipson Title: Senior Vice President

[Signature Page to Eighth Amendment to Amended and Restated Credit and Guaranty Agreement]

TRUIST BANK, as a Lender By: /s/ Katie Lundin Name: Katie Lundin Title: Director

[Signature Page to Eighth Amendment to Amended and Restated Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender By: /s/ Erik Barragan Name: Erik Barragan Title: Authorized Officer

[Signature Page to Eighth Amendment to Amended and Restated Credit and Guaranty Agreement]

BMO HARRIS BANK, N.A. as a Lender By: /s/ Patrick Epum Name: Patrick Epum Title: Director

[Signature Page to Eighth Amendment to Amended and Restated Credit and Guaranty Agreement]

REGIONS BANK, as a Lender By: /s/ Robert Laporte Name: Robert Laporte Title: Director

[Signature Page to Eighth Amendment to Amended and Restated Credit and Guaranty Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender By: /s/ Jennifer Culbert Name: Jennifer Culbert Title: Vice President By: /s/ Michael Strobel Name: Michael Strobel Title: Vice President

[Signature Page to Eighth Amendment to Amended and Restated Credit and Guaranty Agreement]